Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics Announces Results of Phase 2/3 Clinical Trial on Anticoagulant Agent Tecarfarin

Efficacy of Tecarfarin Mirrors Earlier Studies While Primary Endpoint Missed

FREMONT, Calif., July 7, 2009 — ARYx Therapeutics, Inc. (NASDAQ:ARYX), a biopharmaceutical company, today announced results from its Phase 2/3 clinical trial, EmbraceAC, comparing its novel anticoagulant agent tecarfarin (previously ATI-5923) with the leading oral anticoagulant warfarin. In this trial, tecarfarin demonstrated efficacy essentially the same as in earlier Phase 2 studies but did not achieve the primary endpoint of superiority over warfarin, as measured by time in therapeutic range (TTR). This was due to the virtually unprecedented performance of warfarin in this trial. Using the International Normalized Ratio (INR), which is the standard measure of anticoagulation to evaluate TTR, the patients in the trial who were administered tecarfarin stayed within the target therapeutic range 74.0% of the time treated as compared to those patients receiving warfarin who stayed within the target therapeutic range 73.2% of the time (p=0.506). The result for the warfarin group was unexpected based upon the extensive history of prior studies and published literature for the drug. Tecarfarin appeared to be well tolerated by the patients in this Phase 2/3 clinical trial.

“While we are obviously disappointed at the outcome of this trial, tecarfarin achieved the results we anticipated based upon two earlier Phase 2 studies. We continue to demonstrate a time within therapeutic range of INR that remains consistent from trial to trial, whether dosing decisions are made by treating physicians or through a centralized dosing control. In contrast, warfarin patients did much better than we had reason to expect and as a result we did not achieve statistical significance. This appears to be due in no small part to the central dose control center that we established for the trial, and to the ability of the center to anticipate the potential daily pitfalls of warfarin use. Such oversight for warfarin control dosing was necessary for our double-blind trial even though it’s not seen in normal clinical practice. An initial analysis of the data reinforces the importance of comparing normal tecarfarin administration to typical warfarin practice in a so-called real world setting,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx. “There are still a lot of data to be analyzed from this trial. Once we have fully analyzed both the efficacy and safety

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

results, we will continue our on-going partnership discussions with several large pharmaceutical companies to determine the best path forward in the future development of tecarfarin. Of course, as we have previously stated, we also remain focused on the licensing of budiodarone and ATI-7505.”

Dr. Linda Bavisotto, a board certified physician in Internal Medicine and Hematology, commented, “I’ve gained experience with tecarfarin therapy as an Investigator in an earlier study and as a member of the dose control center in the EmbraceAC study. Tecarfarin is relatively easy to administer since it appears to have less dose variability than warfarin, can achieve a time in therapeutic range not usually produced by warfarin in previous studies or in clinical practice, and may confer an advantage relative to warfarin of providing a larger range for titration of dose in situations where the therapeutic window may be tight. The improved performance of warfarin in the EmbraceAC study may be a consequence of the dose control center clinicians’ unified approach to dosing, including anticipatory dose adjustments and increased frequency of follow-up monitoring whenever known interactive concurrent medications were introduced by physicians at the study sites. While such proactively adjusted dosing might improve time in therapeutic range for warfarin in an ideally controlled trial, it does not diminish the apparent efficacy of tecarfarin.”

Our Study Design and Implementation

EmbraceAC enrolled 612 patients at 48 clinical study sites in the United States. It was a randomized, double-blind, parallel group, active control study comparing tecarfarin with warfarin in patients who require chronic, oral anticoagulation. The patients who entered this study required anticoagulation therapy to avoid serious blood clotting resulting from their underlying conditions.  Each patient was treated for a minimum of six months on either tecarfarin or warfarin and the patients and study site investigators were blind to therapy and dose. Patients included in the study had a variety of underlying conditions including atrial fibrillation; an implanted prosthetic heart valve; a history of venous thromboembolic disease (DVT/PE); a history of myocardial infarction or cardiomyopathy. This is the same patient population for which warfarin is indicated for use and that tecarfarin is intended to treat.

The same target therapeutic range of INR of 2.0 to 3.0 (for heart valve patients the target range applied was 2.5 to 3.5) was applied for patients receiving warfarin therapy as those administered tecarfarin. The primary endpoint of the trial was to demonstrate that patients are maintained within the target INR range a higher percentage of the time when treated with tecarfarin than with warfarin.

The dosing of patients and monitoring of their anticoagulation status was entirely and independently controlled by a central dose control center comprised of clinicians experienced in managing anticoagulation therapy. Since the center was unblinded to each patient’s therapy, history and INR status, factors known to compromise warfarin’s efficacy, including concomitant medications, frequency of INR monitoring and a patient’s genotype, were actively taken into account at time of dosing. Genotype data gives the physician information about the rate at which patients metabolize warfarin. In particular, the CYP2C9 genotype was evaluated to distinguish between “wild type” patients with normal rates of warfarin metabolism and patients with a CYP2C9 “variant” who have slower metabolism. Similar information was gathered on patients’ VKORC1 genotype. Widely published literature links the particular importance of adjusting warfarin dosing for patients who are either CYP2C9 or VKORC1 variants since they are prone to over-and under-anticoagulation.(Wadelius et al, Blood, 113(4), 784-792, 2009).

The EmbraceAC Results

Patients were treated for a minimum of six months and their first four weeks of treatment were excluded from the measure of time within therapeutic range of INR. Randomization between tecarfarin and warfarin patients was balanced, 307 and 305 respectively. Other factors such as age, gender, ethnicity and genotype were also well balanced. The study population averaged almost 68 years of age and was being treated for a number of underlying conditions. Amongst these were hypertension, congestive heart failure, and valvular heart disease, with the incidence being balanced between tecarfarin and warfarin patients. Imbalanced to the tecarfarin population at baseline were the incidence of diabetes and cancer. Across both treatment groups, patients took an average of 15 concomitant medications during the course of the trial. Genotyping information was collected at the time of patient enrollment in the study. In the measure of CYP2C9 genotype, 70.4% of the tecarfarin enrollees were wild type and 63% of the warfarin enrollees were wild type. In the VKORC1 genotypes, a similar balance was present in the two active treatment groups.

The measurement of time within therapeutic range for patients in the study was applied to any enrollee who had received at least one dose of active drug after randomization and who had at least one INR reading following the first dose (ITT population). For the primary endpoint, time in therapeutic range was determined utilizing the Rosendaal interpolated method, a common methodology used to calculate TTR. Patients treated with tecarfarin were within the target therapeutic range 74% of the time. This compares to the two earlier Phase 2 studies in which tecarfarin treated patients were within this same target therapeutic range 71.4% (CLN-504) and 73.9% (CLN-509) of the time. The patients in this study treated with warfarin were within the target therapeutic range 73.2% of the time (p=0.506). Since the TTR was nearly the same for both groups, the results at the extremes of either under- or over-anticoagulated were also balanced between groups.

In analyzing the genotype subgroups, statistical significance was demonstrated between the groups for CYP2C9 “wild types” (69.6% on tecarfarin versus 66.1% on warfarin, p=0.012, observed INR). Contrary to our expectations and the published literature, the warfarin treated patients who were CYP2C9 variants achieved a higher time within therapeutic range (69%, observed INR) than did the wild type warfarin patients. We believe this anomaly is likely associated with the dose control center’s prior knowledge of the importance of genotype variations on warfarin dosing.

In addition, amongst those patients who had been on warfarin therapy coming into the trial, and were randomized to tecarfarin (“switchers”), a statistically significant benefit of tecarfarin was achieved (69.5% for tecarfarin patients versus 66.7% for warfarin patients, p=0.022, observed INR). Taken together, we believe these findings suggest that in typical clinical practice, without the intense monitoring and dosing control applied in EmbraceAC, tecarfarin may have a meaningful benefit in maintaining patients within the target therapeutic range.

The safety results appear to support that tecarfarin is well-tolerated. The primary safety concern with anticoagulant therapy comes from under-or over-anticoagulation. Other adverse events, expected in a patient population with a number of co-morbidities, included infections, GI disorders, injury, and renal and urinary adverse events. Overall, the number of adverse events was essentially the same between the two treatment groups. The number of serious adverse events was slightly higher in the tecarfarin group but a lesser proportion of these events were ascribed to being associated with “drug therapy” compared to the warfarin group.

About Historic Warfarin Usage

The design of the EmbraceAC trial took into account previous large-scale warfarin studies and their methodologies to insure an adequate warfarin response in EmbraceAC, validating the head-to-head comparison in the primary endpoint. A 2005 study measuring the ability to maintain patients within the target therapeutic range (2.0 to 3.0) by utilizing a home monitoring device and centralized dosing regimen achieved time within therapeutic range of 67.2% (JTT 2005; 19(3); 163-72). This treatment and dosing methodology closely mirrored the methodology used in EmbraceAC. A number of other studies have been published over many years documenting the percent time within therapeutic range achieved with warfarin patients in various settings. In SPORTIFF III, 1,703 patients were randomized to warfarin in an open-label study comparing warfarin to a competing anticoagulation therapy. Warfarin patients were maintained within the INR target therapeutic range (2.0 to 3.0) 66% of the time (Lancet 2003; 362: 1691-98). In a double-blind, centrally controlled companion study, SPORTIFF V, 1,962 patients were randomized to warfarin. In this study, using a monitoring and dosing design to maximize the time within therapeutic range, patients were within the target INR range (2.0 to 3.0) 68% of the time (JAMA,2005; 293:6; 690-98). Based upon the data we have reviewed, it appears that the only large-scale clinical trials measuring warfarin’s ability to maintain patients within a target therapeutic range that exceeds 68% of the time are ones in which the target range is expanded beyond 2.0 to 3.0.

About Oral Anti-coagulation

In the United States, there are 3.6 million patients being chronically treated with warfarin for the treatment or prevention of life threatening blood clots for a variety of indications including atrial fibrillation, venous thromboembolic disease (DVT/PE), implanted prosthetic heart valve; congestive heart failure/cardiomyopathy, and other indications.

Atrial fibrillation is the most common form of cardiac arrhythmia, with approximately 2.4 million people in the United States diagnosed with this condition in 2006. Approximately

1.5 million of these patients are chronic users of oral anticoagulants since clotted blood can dislodge from the atria and flow to the brain, causing a stroke. It is estimated that atrial fibrillation is responsible for more than 75,000 strokes per year in the United States alone. Valvular heart disease is any disease that involves one or more of the heart’s four valves and frequently leads to valve replacement with either tissue or mechanical valves. Patients with mechanical heart valves are at great risk of clotting and must have their level of anticoagulation managed with particular diligence for the remainder of their lives. There are an estimated 340,000 patients with mechanical heart valves in the United States. Venous thromboembolism is the formation of a blood clot, or thrombus, in the veins, that may travel to other parts of the body and block blood flow. This condition includes both deep vein thrombosis and pulmonary embolism. There were approximately 510,000 patients being treated for venous thromboembolism in the United States in 2005.

About Tecarfarin

Tecarfarin (previously ATI-5923) is modeled on the drug warfarin as an oral anticoagulation therapy for patients who are in danger of forming life-threatening blood clots as a result of atrial fibrillation, prosthetic heart valve replacement or venous thromboembolism. There are at least an estimated 3.5 million patients requiring anticoagulation therapy in the United States alone. Patients with implanted mechanical heart valves are also amongst those requiring anticoagulation therapy. Tecarfarin, like warfarin, is a selective inhibitor of VKOR, or vitamin K epoxide reductase enzyme, and has the same mechanism of anticoagulation action as warfarin. Unlike warfarin, which is dependent upon cytochrome P450 enzymes for metabolism, tecarfarin was designed to avoid drug-drug interactions through its alternative metabolic pathway. ARYx believes the avoidance of cytochrome P450 metabolism will cause the dosing and response to tecarfarin to be more predictable than with warfarin, avoiding the dangers of over-or-under therapeutic anticoagulation long associated with that therapy.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast on Wednesday, July 8, 2009 at 5:30 a.m. Pacific Time to review the results of the Phase 2/3 clinical trial, EmbraceAC. The Webcast will be available live via the Internet by accessing the ARYx Website at www.aryx.com. Alternatively, the call can be accessed by dialing 888-437-9364. Participants outside of the U.S. should dial 719-457-2702. The passcode for the call is 9854308.

Replays of the call will be available through August 1, 2009 at ARYx’s Website.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (previously ATI-5923); an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (previously ATI-2042); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit the ARYx Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the potential safety and efficacy and further development of tecarfarin, the timing and availability of our clinical results, the initiation of new clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “anticipates,” “believes,” “estimates,” “suggests,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we may be unable to raise additional capital when needed which would force us to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, the risk that third party manufacturers could delay or prevent the clinical development of our product candidates, risk that potential collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we may be unable to raise additional capital when needed which would force us to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our other filings with the U.S. Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

# # #